<u>MEMBERSHIP INTEREST OPTION AGREEMENT</u>

THIS MEMBERSHIP INTEREST OPTION AGREEMENT (this "**Option Agreement**") is entered into and effective as of this 20th day of November, 2012 by and between Iroquois Valley Farms LLC, an Illinois Limited Liability Company (the "**Company**") and Thomas Perry (the "**Optionee**").

PREAMBLE

A. Pursuant to Section 8.8 of the Company's Seconded Amended and Restated Operating Agreement dated April 30, 2012 (the "**Operating Agreement**"), the Company is authorized to issue options to acquire Membership Interests (as defined therein) to employees and entities providing services to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. GRANT OF OPTION. The Company hereby grants to the Optionee the right and option (the "**Option**") to purchase Five Hundred Seventy Five (575) Membership Interests of the Company (the "**Option Interests**"), according to the terms and subject to the conditions set forth in this Agreement. The Option granted under this Option Agreement shall vest and become exercisable for Option Interests as follows:

   (a) Beginning on December 31, 2013, the Option shall vest and become exercisable for Option Interests (rounded to the nearest whole number) equal to 33.3% of the total Option Interests.

   (b) Beginning on December 31, 2014, the Option shall vest and become exercisable for Option Interests (rounded to the nearest whole number) equal to 66.7% of the total Option Interests.

   (c) Beginning on December 31, 2015, the Option shall vest and become exercisable for Option Interests (rounded to the nearest whole number) equal to 100% of the total Option Interests.

2. EXERCISE PERIOD. The Optionee shall have the right to exercise this Option with respect to all of the Option Interests during the period (the "**Option Exercise Period**") beginning on December 31, 2012 and ending on December 31, 2027;

3. OPTION EXERCISE PRICE. The per Option Interest price to be paid by Optionee in the event of an exercise of this Option will be One Hundred Twenty Seven Dollars ($127.00) per Option Interest.

4. MANNER OF OPTION EXERCISE.

   (a) <u>Procedure</u>. This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in this Agreement, by delivery to the Company at its principal office of a written notice of exercise in the form of <u>Exhibit A</u>. Such notice must be accompanied by payment in full of the total purchase price of the Option Interests purchased. If the exercise notice relates to the first exercise of this Option by Optionee, the notice must be accompanied by an executed copy of the Joinder Agreement substantially in the form of <u>Exhibit B</u> attached hereto making Optionee a party to the Operating Agreement. As soon as practicable after the effective exercise of this Option, the Optionee will be recorded on the membership record books of the

Company as the owner of the Option Interests purchased, and, if such Option Interests are certificated, the Company will deliver to the Optionee one or more duly issued certificates evidencing such ownership.

(b) Payment. At the time of exercise of this Option, the Optionee must pay the total purchase price of the Option Interests to be purchased entirely in cash (including a check, bank draft or money order, payable to the order of the Company).

5. RIGHTS OF OPTIONEE; TRANSFERABILITY.

(a) No Right to Service. Nothing in this Agreement will interfere with or limit in any way the right of the Company to terminate the services of the Optionee at any time, nor confer upon the Optionee any right to continue to service the Company.

(b) Rights as a Member. The Optionee will have no rights as a member unless and until all conditions to the effective exercise of this Option have been satisfied and the Optionee has become the holder of record of such Option Interests.

(c) Restrictions on Transfer. No right or interest of the Optionee in this Option prior to exercise may be assigned or transferred, or subjected to any lien, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

6. SECURITIES LAW AND OTHER RESTRICTIONS.

(a) Securities Law Restrictions.

(i) The Optionee represents and agrees that the Option and the Option Interests are being acquired for investment purposes for the Optionee's own account and not as nominee for, or with a view to the sale or other distribution to, any other person.

(ii) In addition to the restrictions in the Operating Agreement, the Optionee may not sell, assign, transfer or otherwise dispose of any Option Interests unless (a) there is in effect with respect to the Option Interests a registration statement under the Securities Act of 1933, as amended (the "**Securities Act**"), and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Company, in its sole discretion, deems necessary or advisable.

(b) Operating Agreement. The Optionee acknowledges that the Optionee has been provided with a copy of the Operating Agreement and that the Optionee is familiar with the terms thereof. Among other obligations and restrictions contained in the foregoing agreements, the Optionee acknowledges that the Option Interests are subject to significant restrictions on transfer pursuant to the terms of the Operating Agreement. By exercise of the Option, the Optionee acknowledges and agrees to be bound by the terms of the Operating Agreement and to sign the Joinder Agreement or other agreements and instruments as the Company may require to evidence such agreement.

7. WITHHOLDING TAXES. The Company is entitled to (a) withhold and deduct from future amounts that may be due and owing to the Optionee from the Company, or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local tax requirements attributable to the Option, including, without limitation, the grant or exercise of this Option, or (b) require the Optionee promptly to remit the amount of such

withholding to the Company before acting on the Optionee's notice of exercise of this Option. In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

8. ADJUSTMENTS.

(a) General. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, dividend of Membership Interests, split, combination, rights offering, divestiture or extraordinary distributions (including a spin-off), or any other change in the structure of the Company or Membership Interests of the Company, the Company (or, if the Company is not the surviving entity in any such transaction, the governing board of the surviving entity), in order to prevent dilution or enlargement of the rights of the Optionee, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) subject to, and the exercise price of, this Option.

(b) Mergers and Consolidations. Without limiting the authority of the Company to take any actions deemed appropriate under Section 8 of this Agreement, in the event that the Company is a party to a merger, consolidation or sale of substantially all of the assets of the Company, this Option will be subject to the agreement of merger, consolidation or sale of assets, and such agreement, without the Optionee's consent, and may provide for the following:

(i) The continuation of this Option by the Company (if the Company is the surviving entity);

(ii) The assumption of this Option by the surviving entity or its parent or the substitution by the surviving entity or its parent of an option with substantially similar terms for this Option; or

(iii) The termination of this Option in return for the payment of cash in an amount equal to the excess of the fair market value of the Option Interests that are exercisable at the effective time of such merger, consolidation or sale of assets over the exercise price per interest of this Option. If the agreement of merger, consolidation or sale of assets does not otherwise specify, the Optionee shall be entitled to the amount provided in this Section 8(b)(iii).

9. MISCELLANEOUS.

(a) Binding Effect. This Agreement will be binding upon the successors and permitted assigns of the parties to this Agreement.

(b) Governing Law. This Agreement and all rights and obligations under this Agreement will be governed by the laws of the State of Illinois, without regard to conflicts of laws provisions.

(c) Entire Agreement. This Agreement and the agreements referred to herein and therein set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option, the Option Interests, and supersede all prior agreements, arrangements, plans and understandings relating thereto.

(d) Amendment and Waiver. This Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

(e) Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

(f) Counterparts; Facsimile Signatures. This Option Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall together constitute but one and the same agreement, binding upon all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart. Counterparts may be delivered via facsimile transmission and shall be treated as original counterparts for all purposes.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement effective the day and year first above written.

IROQUOIS VALLEY FARMS LLC

By: Stephen Rivard mp
Name:
Title: Founder / Chairman.

OPTIONEE

:______________________________
Name: Thomas Perry

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